EXHIBIT 99.1

Louisiana Bancorp, Inc. Announces Earnings for the First Quarter

METAIRIE, La., April 30, 2009 (GLOBE NEWSWIRE) -- Louisiana Bancorp, Inc. (the "Company") (Nasdaq:LABC), the holding company for Bank of New Orleans (the "Bank"), announced today that the Company's net income for the quarter ended March 31, 2009 was $740,000 or $.15 per share (basic and diluted), an increase of $119,000, or 19.2%, from the first quarter of 2008. Net interest income increased by $317,000 during the period ended March 31, 2009 compared to the period ended March 31, 2008. Interest income for the first quarter of 2009 compared to the first quarter of 2008 increased by $459,000 due primarily to a $41.8 million increase in the average balance of interest-earning assets. Interest expense increased during the first quarter of 2009 by $142,000 due to a $48.3 million increase in average interest-bearing liabilities, which was partially offset by a decrease in the average cost of interest-bearing liabilities of 43 basis points between the periods.

Lawrence J. LeBon, III, Chairman, President and Chief Executive Officer of the Holding Company and the Bank, stated: "I am pleased to report that during the first quarter of the year the Company experienced an 8.4% increase in its loan portfolio, and a 4.8% increase in deposits. This growth is attributed to our emphasis on the strength of the Company's balance sheet and our commitment to provide high quality financial products to the community." LeBon further stated, "During the remainder of the year, our focus will remain on growing a balanced real estate loan portfolio and building long-term core deposit relationships."

During the first quarter of 2009, total assets decreased by $10.7 million, to $316.8 million. This decrease in total assets was due primarily to accelerated repayments on our mortgage backed securities portfolio and maturities in our investment portfolio. The aggregate decrease in our mortgage backed securities portfolio and investment portfolio was $27.5 million during the first quarter of 2009. Cash and cash equivalents were $11.8 million at March 31, 2009, an increase of $6.8 million from December 31, 2008. During the first three months of 2009, our net loan portfolio increased by $9.4 million, or 8.4%. The growth in our net loan portfolio was primarily in first mortgage loans secured by single-family residential real estate.

Total deposits increased by $7.7 million during the quarter ended March 31, 2009 to $168.2 million. The majority of this increase occurred in certificates of deposit with maturities of less than one year. Total borrowings were $63.9 million at March 31, 2009, a decrease of $12.7 million from December 31, 2008. The decrease in borrowings during the quarter was primarily the result of the repayment of short-term FHLB advances used to fund the purchase of mortgage backed securities during the fourth quarter of 2008.

Total shareholders' equity decreased by $4.8 million during the first three months of 2009, primarily due to the Company's acquisition of its common stock pursuant to its publicly announced repurchase plans. During this period, the Company acquired 506,053 shares of its common stock at an aggregate cost of $6.3 million. Net income of $740,000 during the quarter increased retained earnings to $35.9 million at March 31, 2009. In addition, 43,941 shares acquired pursuant to the Company's Recognition and Retention Plan Trust became vested and were released to participants. The release of these shares decreased the balance of the associated contra equity account by $554,000 to $2.6 million at March 31, 2009. Accumulated other comprehensive income was $1.5 million at March 31, 2009, an increase of $207,000 from December 31, 2008.

Net interest income for the quarter ended March 31, 2009 was $2.7 million, an increase of $317,000 from the quarter ended March 31, 2008. Interest income for the first quarter of 2009 was $4.3 million, an increase of $459,000 compared to the first quarter of 2008. Average interest-earning assets increased $41.8 million between the first quarter of 2009 and the first quarter of 2008. The average yield on our interest-earning assets declined from 5.60% during the first quarter of 2008, to 5.44% for the first quarter of 2009. This decline in average yield is attributed to the significant decline in market rates of interest over the past two quarters. Interest expense for the first quarter of 2009 was $1.6 million, an increase of $142,000 from the first quarter of 2008. Average interest-bearing liabilities increased by $48.3 million during the first quarter of 2009 compared to the first quarter of 2008. The effect of the increase in the average balance of interest-bearing liabilities was partially offset by a reduction in the average cost of interest-bearing liabilities of 43 basis points between the respective periods. Our average interest rate spread for the first quarter of 2009 was 2.67%, an increase of 27 basis points from the first quarter of 2008.

Our non-performing loans at March 31, 2009 were $2.4 million, an increase of $2.1 million from March 31, 2008. Included in this balance are two loans to a single borrower, which are collateralized by a single family residence. These loans had an aggregate balance of $1.2 million at March 31, 2009. Following a thorough review of the collateral securing these loans, management has concluded that our position remains well collateralized and all principal and interest will be collected. In addition, at March 31, 2009, our non-performing loans included a $950,000 construction loan with a remaining unfunded commitment of $50,000. This loan represents our participation interest in a $170 million loan to construct a mixed-used property in Baton Rouge, Louisiana. The project is approximately 95% complete, but has been delayed due to cost overruns. The lead lenders on this project are implementing additional controls and procedures in order to manage the remainder of the construction project.

The Bank recorded provisions for loan losses of $57,000 during the first quarter of 2009, compared to net recoveries of $17,000 for the first quarter of 2008. Our allowance for loan losses as a percentage of gross loans was 1.64% as of March 31, 2009, which represents a decrease of 29 basis points from March 31, 2008. This reduction in the allowance for loan loss ratio was due primarily to an increase in gross loans of $20.2 million over the twelve month period ended March 31, 2009. Management reviews the allowance for loan losses on a monthly basis and establishes provisions after thorough consideration of several factors, including the type of collateral securing the debt, delinquency status, local economic market conditions and other factors related to the collectability of the debt.

Non-interest income for the three months ended March 31, 2009 was $203,000, an increase of $92,000 from the three month period ended March 31, 2008. This increase is attributed to a $91,000 gain on the sale of $1.7 million in municipal bonds. These bonds were sold due to a decline in their credit rating following a downgrade in their respective third party guarantors' credit ratings.

Non-interest expense for the period ending March 31, 2009 was $1.7 million, an increase of $120,000, or 7.6%, from the period ending March 31, 2008. Salaries and employee benefit costs increased by $188,000 during the 2009 period, as compared to the same 2008 period. Of this increase, $95,000 is attributed to the implementation of our shareholder-approved equity-based compensation plans. These plans were approved February 14, 2008 and were therefore only in effect for half of the first quarter of 2008. The remaining increase in salaries and employee benefit costs is attributed to overall higher levels of salaries, health insurance premiums, and payroll taxes associated with our increased level of employees. The number of full-time equivalent employees increased from 62 at March 31, 2008, to 67 at March 31, 2009. Other non-interest expenses decreased by $82,000 during the first quarter of 2009 compared to the first quarter of 2008. This decrease is primarily attributed to a $60,000 reduction in our Louisiana bank shares tax, and an $18,000 reduction in professional fees expense.

Income tax expense for the first quarter of 2009 was $402,000, an increase of $96,000 from the first quarter of 2008. This increase in income tax expense was due to an increase in pre-tax income of $215,000 between the respective periods.

This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond our control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Louisiana Bancorp's Annual Report on Form 10-K for the year ended December 31, 2008, which is available from the SEC's website, www.sec.gov, or the Company's website, www.bankofneworleans.net, describes some of these factors, including market rates of interest, competition, risk elements in the loan portfolio, general economic conditions, the level of the allowance for losses on loans, geographic concentration of our business, risks of our growth strategy, dependence on our management team, regulation of our business, anticipated increases in deposit insurance premiums and actions by the U. S. government to stabilize the financial markets. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

           SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
            (Dollars in Thousands, except per share data)

                                                 March 31, December 31,
                                                    2009       2008
                                                 --------------------
                                                      (unaudited)
 Selected Financial and Other Data:
 Total assets                                    $ 316,765  $ 327,449
 Cash and cash equivalents                          11,805      4,974
 Investment securities:
   Available-for-sale                               13,477     25,932
   Held-to-maturity                                  1,350      6,107
 Mortgage-backed securities:
   Available-for-sale                               50,976     54,159
   Held-to-maturity                                110,201    117,322
 Loans receivable, net                             120,641    111,236
 Deposits                                          168,244    160,589
 FHLB advances and other borrowings                 63,943     76,660
 Shareholders' equity                               80,952     85,727

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                                                  Three Months Ended
                                                       March 31,
                                                    2009       2008
                                                 --------------------
                                                      (unaudited)
 Selected Operating Data:
 Total interest income                           $   4,276  $   3,817
 Total interest expense                              1,591      1,449
                                                 --------------------
 Net interest income                                 2,685      2,368
 Provision (recovery) for loan losses                   57        (17)
                                                 --------------------
 Net interest income after provision for
  loan losses                                        2,628      2,385
 Total non-interest income                             203        111
 Total non-interest expense                          1,689      1,569
                                                 --------------------
 Income before income taxes                          1,142        927
 Income taxes                                          402        306
                                                 --------------------
 Net income                                      $     740  $     621
                                                 ====================

 Earnings per share:
   Basic                                         $     0.15 $    0.11
   Diluted                                       $     0.15 $    0.11
 Weighted average shares oustanding
   Basic                                         5,023,389  5,845,090
   Diluted                                       5,060,636  5,845,090

                                                  Three Months Ended
                                                       March 31,
                                                    2009       2008
                                                 --------------------
 Selected Operating Ratios(1):
 Average yield on interest-earning assets             5.44%      5.60%
 Average rate on interest-bearing liabilities         2.77%      3.20%
 Average interest rate spread(2)                      2.67%      2.40%
 Net interest margin(2)                               3.42%      3.47%
 Average interest-earning assets to average
   interest-bearing liabilities                     136.99%    150.49%
 Net interest income after provision
   for loan losses to non-interest expense          155.60%    152.01%
 Total non-interest expense to average assets         2.10%      2.25%
 Efficiency ratio(3)                                 58.48%     63.29%
 Return on average assets                             0.92%      0.89%
 Return on average equity                             3.53%      2.75%
 Average equity to average assets                    26.12%     32.42%

 Asset Quality Ratios(4):
 Non-performing loans as a percent of
   total loans receivable (5) (6)                     1.96%      0.29%
 Non-performing assets as a percent of
   total assets(5)                                    0.76%      0.10%
 Allowance for loan losses as a percent of
   non-performing loans                              83.43%    660.67%
 Allowance for loan losses as a percent of
   total loans receivable (6)                         1.64%      1.93%
 Net charge-offs to average loans receivable (6)      0.00%      0.00%

 Capital Ratios(4):
 Tier 1 leverage ratio                               18.93%     21.90%
 Tier 1 risk-based capital ratio                     47.40%     54.04%
 Total risk-based capital ratio                      48.66%     55.29%

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 (1)  With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods.

 (2)  Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

 (3)  The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-
      interest income.

 (4)  Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.  Capital ratios are for the Bank only.

 (5)  Non-performing assets consist of non-performing loans and real estate owned.  Non-performing loans consist of all non-accruing loans and accruing loans 90 days or more past due.  It is our policy to cease accruing interest on all loans 90 days or more past due.  We had no real estate owned at the end of any of the above periods.

 (6)  Loans receivable are presented before the allowance for loan losses, but are net of deferred origination costs/fees.

CONTACT:  Louisiana Bancorp, Inc.
          Lawrence J. LeBon, III, Chairman, President &
           Chief Executive Officer
          John LeBlanc, SVP & Chief Financial Officer
          (504) 834-1190